Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES AGREEMENT

WITH SRS INVESTMENT MANAGEMENT

Company Also Increases Share Repurchase Authorization by $300 Million

PARSIPPANY, N.J., January 25, 2016 — Avis Budget Group, Inc. (NASDAQ:CAR), a leading global provider of vehicle rental services, today announced that it has entered into a cooperation agreement with SRS Investment Management, the Company’s largest stockholder for the last several years, under which Brian Choi, a designee of SRS, will be appointed to the Avis Budget Group Board of Directors. Avis Budget Group also announced today that the Board has increased the Company’s share repurchase authorization by $300 million.

Under the terms of the cooperation agreement, SRS will also be entitled to recommend an independent director not affiliated with SRS to be added to the Avis Budget Group Board, subject to the Board’s reasonable approval. SRS has agreed to vote all of its shares in favor of the Company’s nominees at the 2016 annual meeting as well as other customary standstill and voting commitments. With the addition of Mr. Choi, the Avis Budget Group Board will increase in size to twelve directors. The complete agreement between SRS and Avis Budget Group will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

“We are pleased to welcome Brian to the Board and are confident that the skills and expertise that he and the other new independent director will bring to the Board will add valuable insight as we continue to execute on our strategy,” said Ronald L. Nelson, Avis Budget Group Executive Chairman. “SRS has maintained a constructive relationship with us for several years, sharing a consistent view of where our industry is headed and a focus on our Company’s long-term growth opportunities.”

The increase in the Company’s share repurchase authorization is the fourth since the Company launched its buyback program in August 2013. Through September 30, 2015, the Company bought back more than $625 million of stock under the program, including $277 million of stock repurchased in the first nine months of 2015. As a result, in just over two years the Company reduced its outstanding shares by more than 13 million shares, or 12%. The remaining buyback authorization at September 30, 2015 was $258 million, and the Company continued to repurchase shares in the fourth quarter of 2015 and the first quarter of 2016.

“In light of our strong third quarter 2015 performance and expectation that our Adjusted EBITDA will be at record levels in 2015, we are pleased to increase our share repurchase authorization,” said Larry D. De Shon, Avis Budget Group’s Chief Executive Officer. “We remain focused on allocating capital to the most attractive opportunities, and this expansion of our share repurchase authorization underscores the continued confidence we have in the long-term prospects of our business as well as our commitment to returning capital to stockholders.”

Karthik Sarma, Founder and Portfolio Manager of SRS, said, “Avis Budget Group has an integral role to play in the rapidly growing world of mobility solutions. I believe this is an exciting time for SRS to strengthen our relationship with an industry leader that has a proven track record of delivering stockholder value. I am pleased to have reached this agreement as part of a constructive dialog with the Company and I look forward to the continued success of Avis Budget Group.”

Under the stock repurchase program, the Company repurchases shares from time to time in open market transactions, and may also repurchase shares in accelerated stock buyback programs, tender offers, privately negotiated transactions or by other means. Repurchases may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the cooperation agreement or the timing or amount of future stock repurchases, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2015, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 950,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Contacts:	Investor Contact	Media Contact
	Neal Goldner	John Barrows
	(973) 496-5086	(973) 496-7865
	IR@avisbudget.com	PR@avisbudget.com